UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 14, 2023

LIVERAMP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38669	83-1269307
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 987-6764

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.10 Par Value	RAMP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2023, the Board of Directors (the “Board”) of LiveRamp Holdings, Inc. (the “Company”) elected Lauren Dillard, the Company’s interim Chief Financial Officer and Senior Vice President of Finance and Investor Relations, to serve as Executive Vice President and Chief Financial Officer of the Company, on a non-interim basis effective immediately.

In connection with her appointment as Executive Vice President and Chief Financial Officer, Ms. Dillard will be entitled to an annual base salary of $430,000 per year and will continue her eligibility in the Company’s short-term incentive plan applicable to fiscal 2024 with a target opportunity of 75% of her new base salary payable upon the attainment of certain company-wide performance goals (including applicable weighting) previously approved by the Compensation Committee of the Board.

Ms. Dillard also received a one-time equity grant of $4,000,000, of which (i) 50% is in the form of time-based restricted stock units (RSUs) that will vest over three years with one-third of the awarding vesting on November 22, 2024 and the remaining vesting in equal parts quarterly thereafter, subject to Ms. Dillard’s continued employment through each vesting date and (ii) 50% is in the form of performance-based restricted stock units (PSUs) that are eligible to vest on November 22, 2026 if the Company meets certain performance measures and subject to Ms. Dillard’s continued employment through that date. The PSUs are subject to two performance measures, each of which were also used for the Company’s annual refresh grants awarded in fiscal 2024: (i) the “Rule of 40,” which represents 70% of the total value of the award, for the three-year performance period ended March 31, 2026; and (ii) relative total shareholder return (TSR) measured against the Russell 2000 index as measured over the three-year period ending on March 31, 2026. The “Rule of 40” PSUs will be earned, if at all, based on the average of the Company’s combined revenue growth percentage and EBITDA margin percentage for each fiscal year during the three-year performance period ending on March 31, 2026. The number of shares of the Company’s common stock for which the PSU awards may be earned and settled can range from 0% to 200% of the target number of shares (though the PSUs subject to relative TSR will be capped at 100% if the Company’s absolute TSR is negative).

Ms. Dillard will continue to participate in the Company’s severance program for its leadership team. Under that program, in the event Ms. Dillard is involuntarily terminated by the Company without cause other than in connection with a change in control, upon executing a general release of claims against the Company which includes one-year non-competition and non-solicitation restrictions, she will receive (i) a severance payment equal to 100% of her base salary and 100% of her average annual bonus based on her bonus payment for the preceding two years prior to termination, (ii) a prorated bonus based on the actual fiscal year results and (iii) up to 18 months of continued insurance coverage if she elects COBRA coverage. In addition, she would receive a prorated portion of any PSUs (i) that are earned but unvested or (ii) for which the performance period is ongoing at the time of termination and for which at least one year of the performance period has elapsed, with the settlement of such PSUs to occur after the completion of the applicable performance period based upon the Company’s actual performance. In the event Ms. Dillard is involuntarily terminated by the Company without cause or resigns for good reason within two years following a change in control, upon executing a general release of claims against the Company which includes one-year non-competition and non-solicitation restrictions, she will receive (i) a severance payment equal to 200% of her base salary and 200% of her average annual bonus based on her bonus payment for the preceding two years prior to termination, (ii) a prorated bonus based on the actual fiscal year results, (iii) vesting of all equity awards except PSUs and (iv) up to 18 months of continued insurance coverage if she elects COBRA coverage. In addition, at the time of a change in control, the applicable performance period for PSUs will be truncated and that number of PSUs as determined by the degree of achievement of the performance objectives as of that time will be treated as unvested RSUs and if assumed or substituted by the acquiring or surviving entity will convert into RSUs of equal value to be settled in cash or shares by the acquiring or surviving entity. If Ms. Dillard remains employed with the acquiring or surviving entity through the end of the applicable performance period, the PSU awards will become fully vested. Further, if within two years following a change in control, Ms. Dillard’s employment is terminated without cause, or she resigns for good reason, or she dies or becomes disabled, the PSU awards, to the extent unvested, will become fully vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVERAMP HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Jerry C. Jones
Executive Vice President, Chief Ethics and Legal Officer & Secretary

Date: November 16, 2023